Exhibit 4.1

Execution Version

ELEVENTH SUPPLEMENTAL INDENTURE

ELEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 25, 2022, among PAWVA Wind Holdings LLC (“PAWVA”), Capistrano Portfolio Holdings LLC (“Capistrano” and, together with PAWVA, the “Guaranteeing Subsidiaries”), subsidiaries of Clearway Energy Operating LLC (or its permitted successor), a Delaware limited liability company (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Delaware Trust Company, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 11, 2019 providing for the issuance of 4.750% Senior Notes due 2028 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall fully and unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Sections 4.10 and 9.01 of the Indenture, the Trustee, the Company and the other Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiaries hereby become parties to the Indenture as Guarantors and as such will have all the rights and be subject to all the Obligations and agreements of Guarantors under the Indenture. The Guaranteeing Subsidiaries hereby agree to provide full and unconditional Guarantees on the terms and subject to the conditions set forth in the Subsidiary Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.             NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4.             NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.             COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.             EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.             THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

8.             RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE FOR ADDITIONAL GUARANTEES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture for Additional Guarantees shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall by bound hereby.

9.             ELECTRONIC SIGNATURES. Each of the transaction parties agrees on behalf of itself, and any Person acting or claiming by, under or through such transaction party, that any written instrument delivered in connection with this Supplemental Indenture, the Indenture or any related document, including without limitation any amendments or supplements to such documents, may be executed by electronic methods (whether by .pdf scan or utilization of an electronic signature platform or application). Any electronic signature document delivered via email from an Officer of the Company, any Guaranteeing Subsidiary or any other Guarantor to the Trustee shall be considered signed or executed by such person on behalf of the Company, such Guaranteeing Subsidiary, or such other Guarantor, as applicable. Each of the Company, the Guaranteeing Subsidiaries, and the other Guarantors agree to assume all risks arising out of the use of electronic methods for all purposes including the authorization, execution, delivery, or submission of documents, instruments, notices, directions, instructions, reports, opinions and certificates to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. Any electronic signature shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar federal or state law, rule or regulation, as the same may be in effect from time to time, and the parties hereby waive any objection to the contrary. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

PAWVA WIND HOLDINGS LLC
CAPISTRANO PORTFOLIO HOLDINGS LLC

By:	/s/ Chad Plotkin
Name:	Chad Plotkin
Title:	Vice President & Treasurer

CLEARWAY ENERGY OPERATING LLC
CLEARWAY ENERGY LLC DGPV HOLDING LLC

By:	/s/ Chad Plotkin
Name:	Chad Plotkin
Title:	Executive Vice President, Chief Financial Officer & Treasurer

[Signature Page to Eleventh Supplemental Indenture]

ALTA WIND 1-5 HOLDING COMPANY, LLC

ALTA WIND COMPANY, LLC

CBAD HOLDINGS II, LLC

CLEARWAY SOLAR STAR LLC

CWEN PINNACLE REPOWERING HOLDINGS LLC

CWSP RATTLESNAKE HOLDING LLC

DAGGETT SOLAR HOLDCO LLC

DG-CS HOLDINGS LLC

DG SREC HOLDCO LLC

ENERGY CENTER HONOLULU HOLDINGS LLC

LANGFORD HOLDING LLC

LIGHTHOUSE RENEWABLE HOLDINGS LLC

MARSH LANDING HOLDCO LLC

NIMH SOLAR HOLDINGS LLC

OCOTILLO WINDPOWER HOLDINGS LLC

PORTFOLIO SOLAR I, LLC

ROSAMOND SOLAR HOLDCO LLC

RPV HOLDING LLC

SOLAR FLAGSTAFF ONE LLC

SOLAR IGUANA LLC

SOLAR LAS VEGAS MB 1 LLC

SOLAR TABERNACLE LLC

SOUTH TRENT HOLDINGS LLC

SPP ASSET HOLDINGS, LLC

SPP FUND II HOLDINGS, LLC

SPP FUND II, LLC

SPP FUND II-B, LLC

SPP FUND III, LLC

THERMAL CANADA INFRASTRUCTURE HOLDINGS LLC

THERMAL HAWAII DEVELOPMENT HOLDINGS LLC

UTAH SOLAR MASTER HOLDCO LLC

WV WIND HOLDINGS LLC

By:	/s/ Chad Plotkin
Name:	Chad Plotkin
Title:	Vice President & Treasurer

[Signature Page to Eleventh Supplemental Indenture]

DELAWARE TRUST COMPANY

By:	/s/ Gregory Daniels
Gregory Daniels
Assistant Vice President

[Signature Page to Eleventh Supplemental Indenture]